Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Our only issued and outstanding shares are our ordinary shares $0.50 nominal value per share. We have no other outstanding class of equity securities. Our issued and outstanding ordinary shares are fully paid. Our ordinary shares are in certificated and uncertificated form.

The principal trading markets for the Group’s ordinary shares are the London Stock Exchange and the Global Select Market of The Nasdaq Stock Market, where the Group’s ordinary shares trade under the symbol “INDV.”

B. Memorandum and Articles of Association
Unrestricted objects
The objects of the Group are unrestricted.
Limited liability
The liability of the Group’s members is limited to the amount, if any, unpaid on the shares in the Group held by them.
Change of name
The Articles allow the Group to change its name by resolution of the Board. This is in addition to the Group’s statutory ability to change its name by special resolution under the Companies Act.

Share rights
Subject to any rights attached to existing shares, shares may be issued with such rights and restrictions as the Group may by ordinary resolution decide, or (if there is no such resolution or so far as it does not make specific provision) as the Board may decide (as long as there is no conflict with any resolution passed by the shareholders). Such rights and restrictions shall apply as if they were set out in the Articles. Redeemable shares may be issued, subject to any rights attached to existing shares. The Board may determine the terms and conditions and the manner of redemption of any redeemable share so issued. Such terms and conditions shall apply to the relevant shares as if they were set out in the Articles. Subject to the Articles, any resolution passed by the shareholders and other shareholders’ rights, the Board may decide how to deal with any shares in the Group.
Voting rights
Members will be entitled to vote at a general meeting or class meeting whether on a show of hands or a poll, as provided in the Companies Act. The Companies Act provides that:
•on a show of hands every member present in person has one vote and every proxy present who has been duly appointed by one or more members will have one vote, except that a proxy has one vote for and one vote against if the proxy has been duly appointed by more than one member and the proxy has been instructed by one or more members to vote for and by one or more other members to vote against. For this purpose the Articles provide that, where a proxy is given discretion as to how to vote on a show of hands, this will be treated as an instruction by the relevant member to vote in the way that the proxy decides to exercise that discretion; and

•on a poll every member has one vote per share held by him and he may vote in person or by one or more proxies. Where he appoints more than one proxy, the proxies appointed by him taken together shall not have more extensive voting rights than he could exercise in person.
This is subject to any special terms as to voting which are given to any shares or on which shares are held.
In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority shall be determined by the order in which the names stand in the register in respect of the joint holding.
Restrictions
No member shall be entitled to vote at any general meeting or class meeting in respect of any share held by him if any call or other sum then payable by him in respect of that share remains unpaid or if a member has been served with a restriction notice (as defined in the Articles) after failure to provide the Group with information concerning interests in those shares required to be provided under the Companies Act.

Dividends and other distributions
The Group may by ordinary resolution from time to time declare dividends not exceeding the amount recommended by the Board. Subject to the Companies Act, the Board may pay interim dividends, and also any fixed rate dividend, whenever the financial position of the Group, in the opinion of the Board, justifies its payment. If the Board acts in good faith, it is not liable to holders of shares with preferred or pari passu rights for losses arising from the payment of interim or fixed dividends on other shares.
The Board may withhold payment of all or any part of any dividends or other monies payable in respect of the Group’s shares from a person with a 0.25% or greater holding, in number or nominal value, of the shares of the Group or of any class of such shares (in each case, calculated exclusive of any shares held as treasury shares) (in this paragraph, a “0.25% interest”) if such a person has been served with a restriction notice (as defined in the Articles) after failure to provide the Group with information concerning interests in those shares required to be provided under the Companies Act.
Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide, all dividends shall be apportioned and paid pro rata according to the amounts paid up on the share during any portion of the period in respect of which the dividend is paid. Except as set out above, dividends may be declared or paid in any currency.
The Board may if authorized by an ordinary resolution of the Group offer ordinary shareholders (excluding any member holding shares as treasury shares) in respect of any dividend the right to elect to receive ordinary shares by way of scrip dividend instead of cash.
Any dividend unclaimed after a period of 12 years from the date when it was declared or became due for payment shall be forfeited and revert to the Group.
The Group may stop sending cheques, warrants or similar financial instruments in payment of dividends by post in respect of any shares or may cease to employ any other means of payment, including payment by means of a relevant system, for dividends if either (i) at least two consecutive payments have remained uncashed or are returned undelivered or that means of payment has failed or (ii) one payment remains uncashed or is returned undelivered or that means of payment has failed and reasonable enquiries have failed to establish any new postal address or account of the holder. The Group may resume sending dividend cheques, warrants or similar financial instruments or employing that means of payment if the holder requests such resumption in writing.
Variation of rights
Subject to the Companies Act, rights attached to any class of shares may be varied with the written consent of the holders of not less than three-fourths in nominal value of the issued shares of that class (calculated excluding any shares held as treasury shares), or with the sanction of a special resolution passed at a separate general meeting of the holders of those shares. At every such separate general meeting (except an adjourned meeting) the quorum shall be two persons holding or representing by proxy not less than one-third in nominal value of the issued shares of the class (calculated excluding any shares held as treasury shares) or by the purchase or redemption by the Group of any of its own shares.
The rights conferred upon the holders of any shares shall not, unless otherwise expressly provided in the rights attaching to those shares, be deemed to be varied by the creation or issue of further shares ranking pari passu with them.
Transfer of shares
The shares are in registered form. Any shares in the Group may be held in uncertificated form and, subject to the Articles, title to uncertificated shares may be transferred by means of a relevant system. Provisions of the Articles do not apply to any uncertificated shares to the extent that such provisions are inconsistent with the holding of shares in uncertificated form, with the transfer of shares by means of a relevant system, with any provision of the legislation and rules relating to uncertificated shares or with the Group doing anything by means of a relevant system.
Subject to the Articles, any member may transfer all or any of his certificated shares by an instrument of transfer in any usual form or in any other form which the Board may approve. The instrument of transfer must be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.
The transferor of a share is deemed to remain the holder until the transferee’s name is entered in the register.

The Board can decline to register any transfer of any share which is not a fully paid share. The Board may also decline to register a transfer of a certificated share unless the instrument of transfer:
•is duly stamped or certified or otherwise shown to the satisfaction of the Board to be exempt from stamp duty and is accompanied by the relevant share certificate and such other evidence of the right to transfer as the Board may reasonably require;

•is in respect of only one class of share; and

•if to joint transferees, is in favor of not more than four such transferees.

Registration of a transfer of an uncertificated share may be refused in the circumstances set out in the uncertificated securities rules (as defined in the Articles) and where, in the case of a transfer to joint holders, the number of joint holders to whom the uncertificated share is to be transferred exceeds four.
The Board may decline to register a transfer of any of the Group’s certificated shares by a person with a 0.25% interest if such a person has been served with a restriction notice (as defined in the Articles) after failure to provide the Group with information concerning interests in those shares required to be provided under the Companies Act, unless the transfer is shown to the Board to be pursuant to an arm’s length sale (as defined in the Articles).
Subdivision of share capital
Any resolution authorizing the Group to subdivide any of its shares may determine that, as between the shares resulting from the Subdivision, any of them may have a preference, advantage or deferred or other right or be subject to any restriction as compared with the others.
General meetings
The Articles rely on the Companies Act provisions dealing with the calling of general meetings. Under the Companies Act an annual general meeting must be called by notice of at least 21 days. The Group is a “traded company” for the purposes of the Companies Act and as such will be required to give at least 21 days’ notice of any other general meeting unless a special resolution reducing the period to not less than 14 days has been passed at the immediately preceding annual general meeting or at a general meeting held since that annual general meeting or, pending the Group’s first annual general meeting, at any general meeting.
Notice of a general meeting must be given in hard copy form, in electronic form, or by means of a website and must be sent to every member and every director. It must state the time and date and the place of the meeting and the general nature of the business to be dealt with at the meeting. As the Group is a traded company, the notice must also state the website address where information about the meeting can be found in advance of the meeting, the voting record time, the procedures for attending and voting at the meeting, details of any forms for appointing a proxy, procedures for voting in advance (if any are offered), and the right of members to ask questions at the meeting. In addition, a notice calling an annual general meeting must state that the meeting is an annual general meeting.
Each director shall be entitled to attend and speak at any general meeting. The chairman of the meeting may invite any person to attend and speak at any general meeting where he considers that this will assist in the deliberations of the meeting.
Directors
Number of Directors
The Directors shall be not less than two and not more than 15 in number (disregarding alternate directors). The Group may by ordinary resolution vary the minimum and/or maximum number of Directors.

Directors’ shareholding qualification
A Director shall not be required to hold any shares in the Group.
Appointment of Directors
Directors may be appointed by the Group by ordinary resolution or by the Board. A Director appointed by the Board holds office only until the next following annual general meeting of the Group and is then eligible for reappointment.
The Board or any committee authorized by the Board may from time to time appoint one or more Directors to hold any employment or executive office for such period and on such terms as they may determine and may also revoke or terminate any such appointment.
Retirement of Directors
At every annual general meeting of the Group any Director who has been appointed by the Board since the last annual general meeting, or who held office at the time of the two preceding annual general meetings and who did not retire at either of them, or who has held office with the Group, other than employment or executive office, for a continuous period of nine years or more at the date of the meeting, shall retire from office and may offer himself for reappointment by the members.
Removal of Directors by special resolution
The Group may by special resolution remove any Director before the expiration of his period of office.
Vacation of office
The office of a Director shall be vacated if:
•he resigns or offers to resign and the Board resolves to accept such offer;

•he is removed by notice given by all the other Directors and all the other Directors are not less than three in number;
•he is or has been suffering from mental or physical ill health and the Board resolves that his office be vacated;
•he is absent without the permission of the Board from meetings of the Board (whether or not an alternate Director appointed by him attends) for six consecutive months and the Board resolves that his office is vacated;
•he becomes bankrupt or compounds with his creditors generally;
•he is prohibited by a law from being a Director;
•he ceases to be a Director by virtue of the Companies Act; or
•he is removed from office pursuant to the Group’s Articles.
If the office of a Director is vacated for any reason, he must cease to be a member of any committee or sub-committee of the Board.
Alternate Director
Any Director may appoint any person to be his alternate and may at his discretion remove such an alternate Director. If the alternate Director is not already a Director, the appointment, unless previously approved by the Board, shall have effect only upon and subject to being so approved.

Proceedings of the Board
Subject to the provisions of the Articles, the Board may meet for the dispatch of business, adjourn and otherwise regulate its meetings as it thinks fit. The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two. A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions vested in or exercisable by the Board.
The Board may appoint a Director to be the chairman or a deputy chairman and may at any time remove him from that office. Questions arising at any meeting of the Board shall be determined by a majority of votes. In the case of an equality of votes the chairman of the meeting shall have a second or casting vote.
All or any of the members of the Board may participate in a meeting of the Board by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to speak to and hear each other. A person so participating shall be deemed to be present at the meeting and shall be entitled to vote and to be counted in the quorum.
The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons as it thinks fit, provided that the majority of persons on any committee or sub-committee must be Directors. The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in the Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.
Remuneration of Directors
Each of the Directors shall be paid a fee at such rate as may from time to time be determined by the Board, but the aggregate of all such fees so paid to the Directors shall not exceed £1,500,000 per annum or such higher amount as may from time to time be decided by ordinary resolution of the Group. Any Director who is appointed to any executive office shall be entitled to receive such remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board or any committee authorized by the Board may decide, either in addition to or in lieu of his remuneration as a Director. In addition, any Director who performs services which in the opinion of the Board or any committee authorized by the Board go beyond the ordinary duties of a Director may be paid such extra remuneration as the Board or any committee authorized by the Board may determine. Each Director may be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Board, or committees of the Board or of the Group or any other meeting which as a Director he is entitled to attend, and shall be paid all other costs and expenses properly and reasonably incurred by him in the conduct of the Group’s business or in the discharge of his duties as a Director. The Group may also fund a Director’s or former Director’s expenditure and that of a Director or former Director of any holding company of the Group for the purposes permitted under the Companies Act and may do anything to enable a Director or former Director or a Director or former Director of any holding company of the Group to avoid incurring such expenditure as provided in the Companies Act.
Pensions and gratuities for Directors
The Board or any committee authorized by the Board may exercise the powers of the Group to provide benefits either by the payment of gratuities or pensions or by insurance or in any other manner for any Director or former Director or his relations, dependents or persons connected to him, but no benefits (except those provided for by the Articles) may be granted to or in respect of a Director or former Director who has not been employed by or held an executive office or place of profit with the Group or any of its subsidiary undertakings or their respective predecessors in business without the approval of an ordinary resolution of the Group.

Directors’ interests
The Board may, subject to the provisions of the Articles, authorize any matter which would otherwise involve a Director breaching his duty under the Companies Act to avoid conflicts of interest. Where the Board gives authority in relation to a conflict of interest or where any of the situations described in (i) to (v) below applies in relation to a Director, the Board may (a) require the relevant Director to be excluded from the receipt of information, the participation in discussion and/or the making of decisions related to the conflict of interest or situation; (b) impose upon the relevant Director such other terms for the purpose of dealing with the conflict of interest or situation as it may determine; and (c) may provide that the relevant Director will not be obliged to disclose information obtained otherwise than through his position as a Director of the Group and that is confidential to a third party or to use or apply the information in relation to the Group’s affairs, where to do so would amount to a breach of that confidence. The Board may revoke or vary such authority at any time.
Subject to the provisions of the Companies Act, and provided he has declared the nature and extent of his interest to the Board as required by the Companies Act, a Director may:
(i)be party to, or otherwise interested in, any contract with the Group or in which the Group has a direct or indirect interest;

(ii)hold any other office or place of profit with the Group (except that of auditor) in conjunction with his office of Director for such period and upon such terms, including remuneration, as the Board may decide;

(iii)act by himself or through a firm with which he is associated in a professional capacity for the Group or any other company in which the Group may be interested (otherwise than as auditor);

(iv)be or become a Director or other officer of, or employed by or a party to a transaction or arrangement with, or otherwise be interested in any holding company or subsidiary company of the Group or any other company in which the Group may be interested; and
(v)be or become a Director of any other company in which the Group does not have an interest and which cannot reasonably be regarded as giving rise to a conflict of interest at the time of his appointment as a Director of that other company.
A Director shall not, by reason of his office be liable to account to the Group or its members for any benefit realized by reason of having an interest permitted as described above or by reason of having a conflict of interest authorized by the Board and no contract shall be liable to be avoided on the grounds of a Director having any such interest.
Restrictions on voting
No Director may vote on or be counted in the quorum in relation to any resolution of the Board concerning his own appointment, or the settlement or variation of the terms or the termination of his own appointment, as the holder of any office or place of profit with the Group or any other company in which the Group is interested save to the extent permitted specifically in the Articles.
Subject to certain exceptions set out in the Articles, no Director may vote on, or be counted in a quorum in relation to, any resolution of the Board in respect of any contract in which he has an interest and, if he does so, his vote shall not be counted.
Subject to the Companies Act, the Group may by ordinary resolution suspend or relax to any extent the provisions relating to Directors’ interests or the restrictions on voting or ratify any transaction not duly authorized by reason of a contravention of such provisions.

Borrowing and other powers
Subject to the Articles and any directions given by the Group by special resolution, the business of the Group will be managed by the Board who may exercise all the powers of the Group, whether relating to the management of the business of the Group or not. In particular, the Board may exercise all the powers of the Group to borrow money, to guarantee, to indemnify, to mortgage or charge any of its undertaking, property, assets (present and future) and uncalled capital and to issue debentures and other securities and to give security for any debt, liability or obligation of the Group or of any third party. The Board must restrict the borrowings of the Group and exercise all voting and other rights or powers of control exercisable by the Group in relation to its subsidiary undertakings so as to secure that, save with the previous sanction of an ordinary resolution, no money shall be borrowed if the aggregate principal amount outstanding of all borrowings (as defined in the Articles) by the Indivior Group (exclusive of borrowings within the Indivior Group) then exceeds, or would as a result of such borrowing exceed, an amount equal to three times the adjusted capital and reserves (as defined in the Articles).

Indemnity of Directors
To the extent permitted by the Companies Act, the Group may indemnify any Director or former Director of the Group or any associated company against any liability and may purchase and maintain for any Director or former Director of the Group or any associated company insurance against any liability.
Methods of service and communications with Shareholders
Any notice, document (including a share certificate) or other information may be sent or supplied to any Shareholder by the Group personally, by post, by means of a relevant system, by sending or supplying it in electronic form to an address notified by the Shareholder to the Group for that purpose, where appropriate, by means of a website and notifying the Shareholder of its availability, or by any other means authorized in writing by the Shareholder. For joint shareholders, any notice, document (including a share certificate) or other information may be sent or supplied to any one of the joint holders and will be treated as having been sent or supplied to all the joint holders.
The United Kingdom City Code on Takeovers and Mergers
The United Kingdom City Code on takeovers and mergers (the “City Code”) applies to the Group. Under the City Code, if an acquisition of an interest in the Group’s ordinary shares were to increase the aggregate holding of an acquirer and its “concert parties” to an interest in the Group’s ordinary shares carrying 30% or more of the voting rights in the Group, the acquirer and, depending upon the circumstance, its concert parties, would be required (except with the consent of the UK Takeover Panel) to make an offer in cash (or accompanied by a cash alternative) for the outstanding ordinary shares in the Group at a price not less than the highest price paid for any interest in the Group’s ordinary shares by the acquirer or its concert parties during the 12 months prior to the announcement of the offer. A similar obligation to make such a mandatory offer would also arise on the acquisition of the Group’s ordinary shares by a person (together with its concert parties) interested in the Group’s ordinary shares carrying between 30% and 50% of the voting rights in the Group if the effect of such acquisition were to increase the percentage of shares carrying voting rights in which he or she is interested.
Differences in Corporate Law between England and the State of Delaware
As a public limited company incorporated under the laws of England and Wales, the rights of our shareholders are governed by applicable English law, including the Companies Act, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. We have set out below a summary of the differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law, Delaware law and our Articles of Association. Before investing, you should consult your legal advisor regarding the impact of English corporate law on your specific circumstances and reasons for investing. The summary below does not include a description of rights or obligations under the U.S. federal securities laws or stock market listing requirements. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the Companies Act for a more complete understanding of the differences between Delaware and English law.

	Delaware	England
Number of Directors
Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.
Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.
Removal of Directors
Under Delaware law, directors may be removed from office, with or without cause, by a majority shareholder vote, except (a) in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and certain other procedural requirements under the Companies Act are followed (such as allowing the director to make representations against his or her removal at the meeting and/or in writing).

	Delaware	England
Vacancies on the Board of Directors
Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.

Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution of the shareholders that such resolutions do not have to be voted on individually is first agreed to by the meeting without any vote being given against it.

Annual General Meeting
Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

Under the Companies Act, a public limited company must hold an annual general meeting each year. This meeting must be held within six months beginning with the day following the company’s accounting reference date.

General Meeting	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors. Shareholders holding at least 5% of the paid-up capital (excluding any paid-up capital held as treasury shares) of the company carrying voting rights at general meetings can also require the directors to call a general meeting.

Notice of General Meetings
Under Delaware law, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of:
• in the case of an annual general meeting, at least 21 days; and
• in any other case, at least 14 days.
The company’s articles of association may provide for a longer period of notice and, in addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

	Delaware	England
Quorum
The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum. At the Annual General Meeting held May 4, 2023, shareholders approved an amendment to the Articles of Association increasing the quorum requirements for general meetings so as to require at least two or more persons entitled to vote at least one-third of the Company’s issued ordinary shares to be present at a general meeting.

Proxies
Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy (or, in the case of a shareholder which is a corporate body, may appoint a corporate representative).

Issue of New Shares
Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to issue additional stock for consideration consisting of cash, any tangible or intangible property, or any benefit to the company or any combination thereof.

Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders.

Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.

Preemptive Rights
Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

Under the Companies Act, “equity securities” (being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares) proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act. On May 4, 2023, our shareholders authorized our Board to allot additional shares and disapply pre-emption rights in respect of certain additional share issuances, in each case applying until the earlier of (i) the close of business on June 30, 2024; or (ii) the conclusion of Indivior PLC’s annual general meeting to be held in 2024.

	Delaware	England
Liability of Directors and Officers
Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
• any breach of the director’s duty of loyalty to the corporation or its shareholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• willful or negligent payment of unlawful dividends or stock purchases or redemptions; or

• any transaction from which the director derives an improper personal benefit.

Under the Companies Act, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.
Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company, which must not cover fines imposed in criminal proceedings, penalties imposed by regulatory bodies arising out of non-compliance with regulatory requirements, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, or the costs of unsuccessful applications by the director for certain reliefs); and (iii) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

	Delaware	England
Voting Rights	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder of record is entitled to one vote for each share of capital stock held by such shareholder.
Under English law, unless a poll is demanded by the shareholders of a company or is required by the Chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands.
Under the Companies Act, a poll may be demanded by: (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to treasury shares); or (iii) any shareholder (s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right.
A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present and entitled to do so (in person or by proxy) at the meeting.

	Delaware	England
Variation of Class Rights
Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The Companies Act provides that rights attached to a class of shares may only be varied or abrogated in accordance with provision in the company’s articles for the variation or abrogation of those rights or, where the company’s articles contain no such provision, if the holders of shares of that class consent to the variation or abrogation. Consent for these purposes means:
• consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

• a special resolution passed at a separate meeting of the holders of that class sanctioning the variation.

The Companies Act provides that the quorum for a class meeting is not less than two persons holding or representing by proxy at least one-third of the nominal value of the issued shares of that class (excluding any shares held as treasury shares). Following a variation of class rights, shareholders who amount to not less than 15% of the shareholders of the class in question who did not approve the variation may apply to court to have the variation cancelled. Any application must be made within 21 days of the variation. The court may cancel the variation if it is satisfied having regard to all the circumstances of the case that the variation would unfairly prejudice the shareholders of the class represented by the applicant.

	Delaware	England
Shareholder Vote on Certain Transactions
Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
• the approval of the board of directors; and

• approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.
Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:
• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board, and the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

• the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors that may be used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:
• the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

• the approval of the court.
Once approved, sanctioned and effective, all shareholders or creditors of the relevant class and the company are bound by the terms of the scheme.
In addition, the Companies Act provides for restructuring plans, which may be used by a company only for the purpose of reducing or mitigating the effects of financial difficulties it is encountering that may affect its ability to carry on business as a going concern. These plans are similar to schemes of arrangement, but: the only shareholder or creditor approval required is that of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the members present and voting of one class of shareholders or creditors that would have a genuine economic interest in the company if the plan were not approved; and if that approval is obtained, members of any other class of shareholders or creditors will be bound by the restructuring plan if they will not as a result be worse off than if the plan were not approved and the court grants its approval.

The Companies Act also contains certain provisions relating to transactions between a director and the company, including transactions involving the acquisition of substantial non-cash assets from a director (or person connected with a director) or the sale of substantial noncash assets to a director (or person connected with a director), and loans, quasi-loans and credit transactions between a company and a director or certain connected persons of directors. If such transactions meet certain thresholds set out within the Companies Act the approval of shareholders by ordinary resolution will be required.

	Delaware	England
Standard of Conduct for Directors
Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders. Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Under English law, a director owes various statutory and fiduciary duties to the company, including:
• to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;
• to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the company;
• to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;
• to exercise independent judgment;
• to exercise reasonable care, skill and diligence;
• not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and
• to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Shareholder Suits
Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
• state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law;

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

• state the reasons for not making the effort. Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit.

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust, subject to complying with the procedural requirements under the Companies Act and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.